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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

               Date of Report (Date of earliest event reported):
                                January 15, 1998

                                OHM CORPORATION
             (Exact name of registrant as specified in its charter)



              OHIO               I-9654           34-1503050
        (State or other      (Commission     (IRS Employer
         jurisdiction of    File Number)     Identification No.)
         incorporation)

16406 U.S. Route 224 East
Findlay, Ohio                                          45840
(Address of principal executive offices)           (Zip Code)



Registrant's telephone number, including area code:  (419)423-3529



                                      N/A
         (Former name or former address, if changed since last report)
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Item 1.  Changes in Control of Registrant

Not applicable.

Item 2.  Acquisition or Disposition of Assets

Not applicable.

Item 3.  Bankruptcy or Receivership

Not applicable.

Item 4.  Changes in Registrant's Certifying Accountant

Not applicable.

Item 5.  Other Events

  OHM Corporation (the "Company") has entered into an Agreement and Plan of Merger (the "Merger Agreement"), dated January 15, 1998, among the Company, International Technology Corporation ("Parent") and IT-Ohio, Inc. ("Purchaser"). Pursuant to the Merger Agreement, Purchaser, a wholly owned subsidiary of Parent, is making a tender offer (the "Offer") to purchase 13,933,000 shares of common stock of the Company (each, a Share and collectively, the Shares) at a price of $11.50 per Share, net to the tendering shareholder in cash, subject to the terms and conditions set forth in the Offer to Purchase, dated January 16, 1998, and the related Letter of Transmittal. The Offer is described in the Tender Offer Statement on Schedule 14D-1 filed by Purchaser with the Securities and Exchange Commission on January 16, 1998. The Board of Directors of the Company has unanimously approved the Offer and the Merger (as defined below) and determined that the transactions contemplated by the Merger Agreement, including without limitation the Offer and the Merger, are fair to, and in the best interests of, the Company and its shareholders. Accordingly, the Board of Directors of the Company unanimously recommends that the Company's shareholders accept the Offer and tender their shares. This recommendation is set forth in the Solicitation/Recommendation Statement on Schedule 14D-9 filed by the Company with the Securities and Exchange Commission on January 16, 1998.

  The Merger Agreement provides that, regardless of whether Shares are accepted for payment or paid for in the Offer, but subject to the satisfaction or waiver of certain conditions precedent (including the approval of the Merger Agreement by holders of a majority of the outstanding Shares), Purchaser will merge with and into the Company (the "Merger"), which will be the surviving corporation in the Merger, with the result that the Company will become a wholly owned subsidiary of Parent.

  At the effective time of the Merger, each Share (other than Shares purchased in the Offer or otherwise owned by Parent or any subsidiary of Parent, Shares owned by the Company or any subsidiary of the Company or Shares ("Dissenting Shares") that are owned by shareholders exercising appraisal rights pursuant to the Ohio General Corporation Law (collectively, "Excluded Shares")) will be converted into the right to receive (i) 1.394 shares (the "Exchange Ratio") of Common Stock, $0.01 par value per share, of Parent ("Parent Common Stock"); provided, however, that if the aggregate number of Shares accepted for payment and paid for pursuant to the Offer and purchased from Waste Management Inc. ("WMX") pursuant the Repurchase (as defined herein) is less than 19,168,381 Shares (the "Cash Share Number") (the number of Shares so paid for and purchased being referred to as the "Purchased Share Number"), then the Exchange Ratio will be adjusted (the "Adjusted Exchange Ratio") and shall be equal to the product obtained by multiplying the Exchange Ratio by a fraction, (A) the numerator of which is equal to (x) the number of Shares issued and outstanding immediately prior to the effective time of the Merger (excluding Excluded Shares other than Dissenting Shares (the "Final Outstanding Number"), plus (y) the Purchased Share Number, minus (z) the Cash Share Number, and (B) the denominator of which is the Final Outstanding Number, and (ii) if the Exchange Ratio has been adjusted in accordance with the immediately preceding proviso, an amount in cash equal to a fraction, (A) the numerator of which is the product of $11.50 and the amount by which the Cash Share Number exceeds the Purchased Share Number, and (B) the denominator of which is the Final Outstanding Number. The consideration referred to in clauses (i) and (ii) of the previous sentence is hereinafter referred to collectively as the "Merger Consideration"). Both the Offer and the Merger will be fully taxable transactions, with the result that gain will be realized in an amount equal to the excess of the cash and fair market value of Parent Common Stock received over the holder's adjusted tax basis in the Shares surrendered.

  As the market price of the shares of the Parent Common Stock will fluctuate, the value of the Exchange Ratio at the effective time of the Merger may be greater or less than the $11.50 in cash per Share payable pursuant to the Offer. ACCORDINGLY, THE VALUE OF THE MERGER CONSIDERATION MAY BE LESS OR GREATER THAN THE $11.50 PER SHARE RECEIVED BY HOLDERS OF SHARES THAT ARE PURCHASED PURSUANT TO THE OFFER. Based on the closing price of Parent Common Stock on the New York Stock Exchange, Inc. on January 15, 1998, the value of the Parent Common Stock to be received for each Share pursuant to the Exchange Ratio would have been $11.15.


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  A copy of the Merger Agreement has been filed as Exhibit 1 to this Current
Report and is incorporated herein by reference.

  Pursuant to the Merger Agreement and the Share Repurchase Agreement, dated as of January 15, 1998 (the "Repurchase Agreement"), among the Company,
Parent, WMX (which holds approximately 38% of the outstanding Shares) and Rust International Inc., a wholly owned subsidiary of WMX ("Rust"), the Company will repurchase from WMX 5,235,381 Shares for $11.50 per Share, concurrently with the payment for Shares pursuant to the Offer (the "Repurchase"). The effect of the Repurchase will be to increase the aggregate number of Shares acquired for cash, make it possible for the consideration paid in the Merger to consist solely of shares of Parent Common Stock, and result in WMX receiving cash and Parent Common Stock in the same proportion as other shareholders of the Company, assuming that all outstanding Shares (other than 7,525,380 Shares held by WMX) are tendered in the Offer. Pursuant to the Repurchase Agreement, WMX has also agreed, among other things, to vote all Shares held by it in favor of the adoption of the Merger Agreement and the consummation of the Offer, the Merger and the other transactions contemplated by the Merger Agreement (the "Transactions"); not to take certain actions, or encourage or assist any other party in taking any action, which would compete with, impede, interfere with or attempt to discourage the Transactions or inhibit the timely consummation of the Transactions; and not to tender more than 2,142,141 Shares into the Offer. A copy of the Repurchase Agreement has been filed as Exhibit 2 to this Current Report and is incorporated herein by reference.

  Pursuant to the Company Voting Agreement, dated as of January 15, 1998 (the "Company Voting Agreement"), among the Company, Parent, James L. Kirk (the Company's Chairman, President and Chief Executive Officer), Joseph R. Kirk (a director and Executive Vice President of the Company), H. Wayne Huizenga and The Huizenga Family Foundation (which shareholders are not affiliated with the Company and are referred to collectively with Messrs. James and Joseph Kirk as the "Company Shareholders"), the Company Shareholders (who collectively hold approximately 23% of the outstanding Shares) have agreed, among other things, to vote all Shares held by them in favor of the adoption of the Merger Agreement and the consummation of the Transactions, and not to take certain actions, or encourage or assist any other party in taking any action, which would compete with, impede, interfere with or attempt to discourage the Transactions or inhibit the timely consummation of the Transactions. A copy of the Company Voting Agreement has been filed as Exhibit 3 to this Current Report and is incorporated herein by reference.

  Pursuant to the Parent Voting Agreement, dated as of January 15, 1998 (the "Parent Voting Agreement"), among Parent, the Company and certain stockholders of Parent (the "Parent Stockholders") affiliated with The Carlyle Group ("Carlyle") which are entitled to cast approximately 38% of the votes entitled to be cast at the meeting of stockholders of Parent contemplated by the Merger Agreement, the Parent Stockholders have agreed, among other things, to vote all shares of Cumulative Convertible Preferred Stock of Parent (the "Parent Preferred Stock") held by them in favor of the consummation of the Transactions and the issuance of shares of Parent Common Stock in connection with the Merger, and not to take certain actions, or encourage or assist any other party in taking any action, which would compete with, impede, interfere with or attempt to discourage the Transactions or inhibit the timely consummation of the Transactions. A copy of the Parent Voting Agreement has been filed as Exhibit 4 to this Current Report and is incorporated herein by reference.

  Pursuant to a letter agreement, dated January 15, 1998 (the "Option Termination Agreement"), between the Company and H. Wayne Huizenga, who holds an option to purchase up to 620,000 Shares at an exercise price of $10.00 per Share and an option to purchase up to 380,000 Shares at an exercise price of $12.00 per Share, such options will be terminated on the earliest to occur of
(i) the acceptance by Purchaser of Shares for payment in the Offer, or (ii) the Effective Time, in exchange for the payment by the Company to Mr. Huizenga of $1,500,000. A copy of the Option Termination Agreement has been filed as
Exhibit 5 to this Current Report and is incorporated by reference.

  Pursuant to the Merger Agreement, concurrently with the acceptance by Purchaser of Shares for payment in the Offer, the Company will pay a pro rata distribution (the "NSC Distribution") to holders of record of the Shares as of the close of business on the date prior to the date Purchaser accepts Shares for payment in the Offer, of all of the shares of Common Stock, par value $0.01 per share, of NSC Corporation held by the Company. It is anticipated that the NSC distribution will be treated as a pro rata taxable redemption which qualifies as a sale or exchange for tax purposes.

  Parent provides a wide range of environmental management services and technologies including the assessment, engineering, and remediation of situations involving hazardous materials and pollution prevention and minimization.

  Parent's services are provided to a broad array of governmental and commercial entities predominantly in the U.S. market. Additionally, Parent pursues selected international business opportunities. Parent's business strategy is to provide its environmental services on full-service basis, particularly by focusing on its capabilities to manage complex environmental issues from the initial assessment of the level and extent of contamination through the design, engineering and execution of a solution which minimizes the client's total cost. In recent years, Parent has worked on several hundred Superfund sites for various governmental and commercial clients.

  The Company is one of the largest providers of technology-based, on-site hazardous waste remediation services in the United States. The Company has been in the environmental services business since 1969. The Company has successfully completed approximately 31,000 projects involving contaminated groundwater, soil and facilities.

  The Company provides a wide range of environmental services, primarily to government agencies and to large chemical, petroleum, transportation and industrial companies. The Company has worked for the United States Environmental Protection Agency, the Department of Defense (including the U.S. Army Corps of Engineers and the U.S. Departments of the Air Force, Army and Navy), the Department of Energy, a number of state and local governments and a majority of the Fortune 100 industrial and service companies. In addition to its technology-based, on-site remediation services, the Company also offers a broad range of other services, including site assessment, engineering, remedial design and analytical testing. Service is provided through 30 regional offices, one fixed laboratory at its headquarters in Findlay, Ohio, eight mobile laboratories, and approximately 2,800 pieces of mobile treatment and related field equipment.

  The preceding is qualified in its entirety by reference to the Merger Agreement, the Repurchase Agreement, the Company Voting Agreement, the Parent Voting Agreement and the Option Termination Agreement, which are attached hereto as exhibits.





































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Item 6.  Resignations of Registrant's Directors

Not Applicable.

Item 7.   Exhibits.

1. Agreement and Plan of Merger, dated as of January 15, 1998, among OHM Corporation, International Technology Corporation and IT-Ohio, Inc.

2. Share Repurchase Agreement, dated as of January 15, 1998, among the OHM Corporation, International Technology Corporation, Waste Management, Inc. and Rust International, Inc.

3. Company Voting Agreement, dated as of January 15, 1998, among the OHM Corporation, International Technology Corporation, James L. Kirk, Joseph R. Kirk, H. Wayne Huizenga and The Huizenga Family Foundation.

4. Parent Voting Agreement, dated as of January 15, 1998, among International Technology Corporation, OHM Corporation and certain stockholders of International Technology Corporation affiliated with The Carlyle Group.

5. Letter agreement, dated January 15, 1998, between OHM Corporation and H. Wayne Huizenga.

                                   SIGNATURE

       Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                             OHM CORPORATION



                         By: /s/ Steven E. Harbour
Date: January 21, 1998           Steven E. Harbour
                                 Vice President, Legal and
                                 Secretary

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